Code of Ethics

I. ABOUT THIS CODE

SAM recognizes the importance to its Employees of being able to manage and develop their own financial resources and strategies. SAM also believes it is important for Employees to align their own personal interests with the interests of its Clients. However, because of the potential conflicts of interest inherent in its business, SAM has implemented certain standards and limitations designed to minimize these conflicts.

SAM requires all Employees to adhere with the provisions of this Code of Ethics and to comply with applicable federal securities laws.

SAM requires that all Employees act with integrity and good faith. SAM recognizes, however, that personal interests may conflict with the Clients' interests where employees:

•know about an account's present or future portfolio transactions; or

•have the power to influence an account's portfolio transactions; and

•engage in securities transactions for their personal account(s).

In an effort to prevent conflicts from arising and in accordance with Rule 204A-1 under the Advisers Act of 1940, the Adviser has adopted this code of ethics (the "Code") to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.

All permanent SAM employees, the independent directors of SIAM (the "Independent Directors")1, as well as individuals employed by the sub-advisor to India Fund in financial and investment positions, are considered Access Persons under the Code and referred to as Employees throughout the Manuals.

SAM utilizes an internet based system, "Personal Trading Control Center" ("PTCC") from third-party vendor Compliance Science, to facilitate administration of the Code. PTCC provides for an efficient personal trade pre-approval process as well as handle political contribution requests, gift and entertainment requests, initial/annual holdings reporting, quarterly transactions reporting, Code and Compliance Manual certifications as well as other compliance related activities.

B. What rules apply to me?

This Code sets forth specific prohibitions regarding securities transactions. All Employees are subject to the prohibitions and restrictions contained in this Code, which are universally applicable. The Code also sets out requirements relating to Access Persons' personal securities reporting and pre-clearance of personal securities transactions. The Independent Directors,

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1 SIAM has also adopted a separate Code Ethics and Conduct under Regulation 40 of the CIS Regulations in Mauritius as part of SIAM's Internal Procedures Manual for CIS Manager adopted in October 2012. The spirit of which mirrors that of this Code in protecting investors and following relevant legal requirements.

who serve in a limited role as directors of SIAM, are subject to the following provisions of this Code: Executive Summary, II, III.A, III.B.6, IV, V, VI, as well as the subsequent topics contained in the Code.

C What securities are covered by the Code?

As outlined in the Definitions section of this Compliance Manual, all securities as defined in the Section 202(a)(18) of the Investment Adviser Act of 1940 are covered by the Code. Most common among the covered securities relevant to Employees are traditional stocks, however this definition also includes investment instruments commonly overlooked as securities, such as: (i) options on securities, indexes and currencies, (ii) limited partnership interests, (iii) foreign unit trusts and foreign mutual funds, (iv) investment in 'hedge funds' or 'private equity' funds whether foreign or domestic, and (v) exchange traded funds (ETFs) or exchange traded notes (ETNs). Please see the full definition of "security" found in Definitions section. Transactions in the following securities are generally exempt from the pre-clearance obligations and reporting obligations of the Code: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.1

II. STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in SAM by its Clients, and because SAM believes that its operations should benefit its Clients, SAM has adopted the following universally applicable principles:

•The interests of the Client are paramount. You must place Client interests before your own.

•You must accomplish all personal securities transactions in a manner that avoids a conflict between your personal interests and those of the Client.

•You must avoid actions or activities that allow you or your family to benefit from your position with the Adviser, or that bring into question your independence or judgment.

III. PROHIBITIONS AND RESTRICTIONS APPLICABLE TO STEINBERG ASSET MANAGEMENT, LLC

A. Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•Employ any device, scheme or artifice to defraud a Client;

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2 A "Reportable Fund" means (a) any fund for which SAM serves as the investment adviser as defined in section 2(a)(20) of the IC Act. The Steinberg Select Fund will be a reportable fund.

•Make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Client; or

•Engage in any manipulative practice with respect to a Client.

B. Personal Securities Trading

Employees may engage in trading of securities for their own account, including securities held or traded for Clients, subject to the Code and the following provisions:

1. Blackout Period on Personal Securities Transactions.

Subject to the provisions below, Employees are generally prohibited from purchasing or selling, directly or indirectly, any security in which they have (or by reason of such transaction acquire) any beneficial ownership if, at the time the employee trade is submitted for pre-approval, there is an active order, or there is reasonable knowledge that an order will go active, in the same security on the SAM trade blotter (or the India Fund trade blotter) for a Client account.

Personal trading in any security, derivative or instrument that is materially related to an issuer is prohibited the same day that a client trades in any security or instrument of the issuer. For example: if a Client account makes a trade in DISCK., all employees are prohibited for that same day from trading DISCK, DISCA, DISCB (i.e. different share classes), any Discovery Communications options, warrants, rights, derivatives or any other instrument that is materially related to Discovery Communications.

Although the Company's general policy is to prohibit Employees from trading the same securities on the same day as Clients, it is possible that Employee transactions may occur on the same day due to the timing of Client-originated orders, e.g. midday Client addition of funds to their account, or because of unforeseen circumstances at the time the pre-approval was granted. The CCO, CO or designee shall be cognizant that these circumstances may occur and as such is responsible for monitoring employee trading for patterns of potential conflicts of interests or impropriety. When it is determined that Employees have traded the same security on the same day as a Client due to timing issues described above, the CCO, CO or designee shall make a case by case determination of the appropriateness of the transaction.

Further, the CCO, CO or designee may approve, in his sole discretion and consistent with the principles of this Code, Employee pre-clearance requests in securities for trades on the same day as Client trades in the same or related securities based on the facts and circumstances of the situation provided client trading has been completed. The CCO, CO or designee may impose additional requirements not expressly stated in this Code on Employees seeking pre-clearance for same day trades, including but not limited to: require the trade be executed by SAM's trading desk, require the Employee to provide specific information relating to the trade directly from their broker, or require the Employee to make written certifications relating to the trade.

Employees may trade contemporaneously with managed, non-fee-paying accounts, i.e. certain family member accounts ("masfam2"), so long as traditional managed Client accounts ("mancurr") are not purchasing or selling the same security on the same trading day. "Masfam2" accounts may trade contemporaneously with "mancurr" in any event as the facts and circumstances warrant. The "samco" account may trade the same security the same day as Client accounts provided Client accounts have completed their trade in the same security.

Subject to pre-clearance and review by Compliance, Employees may trade contemporaneously certain ETFs which are used solely as hedging instruments in the Private Funds or specifically requested by Clients to be held in their accounts to maintain market exposure in lieu of cash.

Special situations may arise where Employees may also trade securities at the same time as Clients where there are special liquidity or other unique circumstances that warrant allowing simultaneous trades such as, but not limited to, private placements, foreign securities, securities with limited trading volume or securities that trade by appointment. The CCO, CO or designee will evaluate such trades in view of all the facts and circumstances to determine if the trade is appropriate and consistent with the principles of this Code.

2. Prohibition on Selling Recently Acquired Securities.

Employees may not sell a security actively held in Client accounts within 30 calendar days of acquiring that security unless prior approval is obtained from Compliance.

3. Pre-Approval of Personal Investments by Employees.

All Employees must obtain pre-approval from Compliance before directly or indirectly acquiring beneficial ownership of any securities except those identified below. Pre-clearance for personal investments and trading is handled through PTCC.

4. Prohibition on Shorting Client Held Securities.

At no time may Employees short individual stocks held in long-only strategy Client accounts or take derivative positions that have the same economic effect as 'shorting' or 'betting against' a long-only Client held security. Subject to pre-clearance and review by Compliance, Employees may short certain ETFs which do not pose a conflict with client held securities and are used solely as hedging instruments in the Hedge Funds or held in long-only Client accounts upon specific Client request to maintain market exposure in lieu of cash.

5. Restricted Securities.

Employees are prohibited from trading certain securities which may be placed on a "blacklist" or restricted list from time to time. "Blacklist" securities are those securities which are under review and reasonably likely for consideration as investments in client accounts, e.g. SAM's "Current Interest List". Other securities may also be placed on the "blacklist" from time to time if Employee trades in them would present a special conflict of interest. Securities may also be added to the blacklist and generally be prohibited from trading if SAM comes into receipt of material, non-public information or for other regulatory reasons.

6. IPOs and Private Securities Transactions.

All transactions in initial public offerings and limited offerings as defined in Rule 204A(1) under the Investment Advisers Act of 1940 must be pre-cleared in PTCC.3

IV. REPORTING REQUIREMENTS

Employees are required, by law, to submit the following reports to Compliance regarding their personal trading activities. Such reporting is made through PTCC. Compliance may from time to time request hard copies of reports directly from Employees. Employees must also submit brokerage statements and trade confirmations to Compliance in order to fulfill various reporting requirements. Such statements and confirmations may be submitted as directed by Compliance.

1. List of Securities Accounts

All Employees must report all securities accounts to Compliance, even those which hold only non-reportable securities, such as 401(k) or IRA accounts which hold only open ended mutual funds. Accounts are reported through PTCC or directly to Compliance as may be specially arranged. Employees may include a statement in their report that the report shall not be construed as an admission that they have any direct or indirect beneficial ownership in the security included in the report.

2. List of Securities Holdings

A. Initial Holdings Report.

You must submit and certify a listing of all Securities you had a Beneficial Interest, except those securities which may be excluded from the reporting and preclearance requirement as outlined below, as well as all of your securities accounts, as of the date you first become subject to this Code's reporting requirements. You must submit this list to Compliance within 10 days of the date you first become subject to this Code's reporting requirements, usually the first day of permanent employment. The information in the initial holdings report must be current as of a date no more than 45 days prior to the date you become an Access Person, which is the first day of employment in most situations. Following submission of your securities information, you must certify as to the completeness and accuracy of your securities holdings and account through the PTCC system.

B. Annual Holdings Report.

Each year, you must submit and certify to Compliance a listing of all in which Securities you had a Beneficial Interest, except those securities which may be excluded from the reporting and preclearance requirement as outlined below, as well as all of your securities accounts. Your list must be current as of a date no more than 30 days before you submit the report. Annual certification is handled through the PTCC system.

A. Quarterly Transaction Reports.

1. Each quarter, you must report all of your securities transactions effected in which you had a Beneficial Interest, as well as any securities accounts you established, during the quarter. You must submit your report to Compliance no later than 30 days after the end of each calendar quarter. Quarterly certification is handled through PTCC system.

2. If you had no reportable transactions and did not open any securities accounts during the quarter, you are still required to submit a certification on PTCC to this effect.

B. What Securities Transactions and Accounts Are Covered under the Quarterly Reporting Obligation?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own; or (ii) because of the transaction, you acquire direct or indirect Beneficial Interest. You must also report all of your accounts in which any securities were held for your direct or indirect benefit (this includes mutual fund accounts).

C. What Securities and Transactions May Be Excluded from the Report?

You are not required to detail or list the following items on your reports:

1. Purchases or sales effected for any account over which you have no direct or indirect influence or control;

2. Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a security issued by your employer;

3. Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights;

4. Purchases or sales which are non-volitional, including purchases or sales upon the exercise of written puts or calls and sales from a margin account pursuant to a bona fide margin call; and

Purchases or sales of any of the following securities:

1. Direct obligations of the U.S. government;

2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3. Shares issued by open-end funds (i.e. mutual funds) other than Reportable Funds.

V. REVIEW AND ENFORCEMENT OF THIS CODE

A. Appointment of a Reviewer

At least one member of Compliance, typically the CA, will be appointed as the individual to primarily perform reviews of compliance with the Code as well as administer Employee personal trading activities in PTCC. However, another individual from Compliance will be appointed to review the primary reviewer's compliance with the Code.

B. The Reviewer's Duties and Responsibilities.

1. Compliance shall notify each person who becomes an Employee of their reporting requirements no later than 10 days after the person becomes employed by SAM.

2. Compliance will, on a quarterly basis, compare all reported personal securities transactions with SAM Client trades to determine whether a Code violation may have occurred. Before determining that an Employee has violated the Code, Compliance will provide the Employee an opportunity to supply explanatory material.

3. No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

4. Compliance will maintain records of all employee submitted trade records through PTCC and, for periods prior to the second quarter 2010, hard copy Personal Trading Pre-Clearance Forms submitted by Employees for all periods prior to the third quarter 2008 and either in electronic or hard copy format archived records from Employee Trade Sphere, SAM's legacy online personal trade monitoring system used from the third quarter 2008 through the first quarter 2010.

C. Resolution; Sanction(s).

If Compliance finds that a person has violated the Code, it will approve, by the CCO (or designee), a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that SAM deems appropriate, including, but not limited to, loss of personal trading privileges, disciplinary action, and up to termination of employment.

VI. RECORDKEEPING

SAM will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the Investment Company Act4 and the following requirements. They will be available for examination by representatives of the U.S. Securities and Exchange Commission

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4 SAM previously managed the Sentinel Mid-Cap Value Fund and is thus required to keep records accordingly.

and other regulatory agencies. As described above, SAM utilizes PTCC to store the majority of applicable records described below:

1. A copy of this Code and any other code adopted by SAM, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

2. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3. A copy of each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code (see Attachment A for more information about reporting), will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

4. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

5. A copy of each annual report required by Section VI of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

6. A record of any decision, and the reasons supporting the decision, to approve the purchase or sale of a security must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VII. MISCELLANEOUS

A. Confidentiality. All reports and other information submitted to SAM pursuant to this Code will be treated as confidential, provided that such reports and information may be produced to the U.S. Securities and Exchange Commission and other regulatory agencies.

B. Interpretation of Provisions. SAM may from time to time adopt such interpretations of and amend this Code as it deems appropriate.

C. Compliance Certification. Within 10 days of becoming an Employee of SAM, and each year thereafter, each Employee must complete the Acknowledgment and Disclosure Form available on PTCC.

U.S. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment advisers business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, SAM has instituted procedures to prevent the misuse of nonpublic information in U.S. securities transactions.

Although "insider trading" is not defined in U.S. securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•Trading by an insider while in possession of material non-public information; or

•Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

•Communicating material non-public information to others in breach of a fiduciary duty.

•SAM's Insider Trading Policy applies to all of its Employees. Any questions should be directed to the CCO and/or CO.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition this covers the Independent Directors acting in their acting capacity of independent directors. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 5% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Advance knowledge of the following types of information is generally regarded as "material":

•Dividend or earnings announcements

•Write-downs or write-offs of assets

•Additions to reserves for bad debts or contingent liabilities

•Expansion or curtailment of company or major division operations

•Merger, joint venture announcements

•New product/service announcements

•Discovery or research developments

•Criminal, civil and government investigations and indictments

•Pending labor disputes

•Debt service or liquidity problems

•Bankruptcy or insolvency problems

•Tender offers, stock repurchase plans, etc.

•Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the Employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Rumors

Rumors do not necessarily constitute public information. If the so-called "rumor" is reported as a rumor in the financial press, then you can consider it public. However, if it is not disseminated in a manner that constitutes "public" information as described above you run the risk that the information is non-public and, if it is both material and was disclosed, directly or indirectly, through the breach of a duty, you may be prohibited from trading on the basis of it. That is why you should always try to ascertain the original source of information that you receive. One acceptable way to determine whether a "rumor" is publicly available would be to call the issuer's public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information.

Employees must abide by all relevant communication policies adhered to by SAM, including in particular the EPolicy relating to electronic communications and the use of message boards, chat rooms, instant messaging, social networking sites, texting or similar systems. Employees are reminded that all business-related email must be conducted using SAM's email system.

Relationships with Clients/Investors

Given SAM's standing in the investment community, it has retained executives of public companies and other well connected individuals as Clients/Investors. While SAM may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Employees must be aware that the relationship could incentivize those individuals to divulge additional information (including Material Non-Public Information) to SAM due to the potential for personal gain. Accordingly, SAM will be cognizant of this potential conflict and take extra precautions when discussing investment matters with Clients/Investors who are employed by companies that are current, or prospective investments of SAM.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow if an Employee Believes that they Possess Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO as soon as possible. From this point, the Employee, CCO and the Managing Member will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•Shall not trade the securities of any company in which they possess Material Non-Public Information about the company.

•Shall not trade in any synthetic instruments that give SAM's Clients exposure to the securities of any company in which they possess Material Non-Public Information about the company.

•Shall not engage in securities transactions of any company, except in accordance with SAM's Code and the securities laws.

•Shall submit personal security trading reports in accordance with the Code.

•Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•Shall immediately report the potential receipt of Non-Public Information to the CCO.

•Shall not proceed with any research, trading, etc. until the CCO and Managing Member inform the Employee of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission by Compliance to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities. The Independent Directors are expressly allowed to serve in the various Cim Group companies and as directors for other advisors and funds in Mauritius consistent with their job duties and fiduciary requirements.

At certain times, SAM may determine that it is in its Clients' best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of SAM can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of Material Non-Public Information about the outside company, or other public companies. It is critical that a proper information barrier be in place between SAM and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, SAM may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire SAM.

Employees are prohibited from engaging in such outside activities without the prior written approval from Compliance. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Form ADV Part 2A.

Requests for approval of outside activities reasonably related to SAM's business or the financial services industry must be approved by Compliance. Approval requests can be submitted on PTCC.

Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with SAM and in which he or she knows SAM might be expected to participate or have an interest, without disclosing in writing all necessary facts to Compliance, offering the particular opportunity to SAM, and obtaining written authorization to participate from Compliance.

Any personal or family interest of an Employee in any SAM business activity or transaction must be immediately disclosed to Compliance. For example, if an Employee becomes aware that a transaction being considered or undertaken by SAM is likely to materially benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to Compliance.

Loans

No Employee may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with SAM, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from Compliance. No Employee may use SAM's name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of Compliance.

Dealings with Government and Industry Regulators

SAM's policy forbids payments of any kind by its Employees and their Immediate Family Members or any agent or other intermediary to any government official, selfregulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against SAM. Employees are expected, if requested, to provide SAM with reasonable assistance, including, but not limited to, meeting or consulting with SAM and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

The Independent Directors are expressly authorized to interact with Mauritius government and regulatory authorities consistent with their duties and fiduciary requirements in their capacity as directors or officers of advisers and funds in Mauritius, including SIAM and the India Fund, and as employees of Cim Global.

Gifts and Entertainment

SAM has adopted the following policy and procedures related to gifts and entertainment. In most situations, Employees cannot accept or receive any gift valued at more than $300 from any person or entity in connection with, or other course of dealing by or on behalf of SAM or a Client of SAM. Specifically, Employees may not give or accept limited investment opportunities, lavish gifts or other extravagant gratuities from individuals seeking to conduct business with SAM, or on behalf of an advisory Client. In no event, shall Employees give or accept cash or cash equivalents. Employees must report their giving or acceptance of gifts to Compliance through PTCC. However, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver without reporting the gift, as long as the expense is reasonable and not lavish or extravagant in nature. Additionally, if Employees attend or receive invitations to multiple meals, entertainment or sporting events originating from the same source, this information must be reported to Compliance through PTCC. Gifts reasonably related to SAM's business activities received on behalf of the Company do not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to SAM's offices by broker/dealers. The following guidelines govern Employee actions involving gifts and entertainment:

•Avoid even the appearance of impropriety or conflict of interest;

•Gifts and entertainment should be reasonable in terms of frequency and value;

•Never accept gifts, favors, entertainment, or other things of value which could influence your decision-making or make you feel beholden to a person or a firm or which a third-party could reasonably perceive as a conflict;

•Entertainment situations should be used to foster and promote relationships with a firm;

•Never attend an event or accept a gift or favor that could cause embarrassment or reputational risk to SAM; and

•Gifts, favors and/or entertainment should never be solicited.

This policy should also be read in conjunction with SAM's policy on FCPA and Anti-Bribery. Each Employee is required to (a) familiarize themselves with this policy, (b) seek advance approval or other guidance from the CCO or CO as necessary or advisable to understand their responsibilities under applicable laws and regulations and SAM policies and (c) notify the CCO immediately if he, she or it becomes aware of a violation of this policy.

The Independent Directors shall be subject to the provisions relating to any gifts and entertainment policy in force for Cim Global applicable to them.

FCPA and Anti-Bribery Policy

SAM has adopted this policy regarding the anti-bribery provisions of the United States Foreign Corrupt Practices Act, codified at 15 U.S.C. §§ 78dd-1, et seq, as amended (the "FCPA") and other applicable anti-corruption and anti-bribery laws and regulations (this "Policy") to implement an anti-bribery compliance program that is reasonably designed to ensure SAM and its Employees will comply with United States and applicable foreign anti-bribery laws and regulations.

Bribery of government officials is a serious matter, but bribery of those working in the private sector is often illegal and always against SAM's own standards of business conduct. In the end, bribery is bribery regardless of the recipient, and bribery is strictly contrary to SAM policy.

All Employees involved in the Company's international business activities are required to familiarize themselves with, and comply with, applicable anti-bribery laws and regulations, as well as any and all Company policies relating to international business operations.

FCPA Policy

SAM policy prohibits offering or paying money or anything of value to an official or any other person acting in an official capacity on behalf of: (i) a foreign country, (ii) a public international organization, (iii) a foreign political party, or (iv) a department, agency or instrumentality of any of the entities listed in (i)-(iii), or to any candidate for political office of a foreign country (each, a "Foreign Official"), with the intent or purpose of improperly inducing the Foreign Official to use his or her influence to affect an official act or decision in order to obtain, retain or direct any business or obtain any other improper advantage.

Prohibited offers or payments can include excessive entertainment and gifts, as well as money. There is no de minimis exception to the FCPA. It has no quantifiable monetary limits that draw a line between acceptable and illegal gifts. It is also not always apparent whether a person is a Foreign Official, particularly because it is not always clear what entities may be considered by United States enforcement officials to be an agency or instrumentality of a government. For example, an officer or employee of a country's public employee pension plan, or an investment manager of a country's sovereign wealth fund, is likely to be considered a "Foreign Official" for purposes of the FCPA.

Further, it is expressly forbidden to use an expense account to avoid complying with this Policy.

Commercial Bribery

SAM also prohibits making improper payments to commercial counterparties. SAM policy strictly prohibits making any payment to individuals employed by current or prospective SAM clients, investors or other business counterparties for the purpose of obtaining or retaining business, or for the purpose of obtaining any other improper business advantage. Further, it is also prohibited to accept any payment, gift or entertainment that is intended to influence, or that appears to influence, business decisions of the Company. This policy should be read in conjunction with SAM's other Code policies concerning Gifts and Entertainment as well as Insider Trading.

The FCPA, Commercial Bribery, and the Company Gifts and Business Hospitality Policy

The FCPA does not contain specific monetary limits governing international business hospitality and local laws and regulations covering gifts, entertainment and travel differ from country to country. There is a risk that corporate hospitality, such as investor entertainment, and the giving or receiving of gifts might be seen as bribery. Gifts, (especially cash and cash equivalents), political or charitable donations and hospitality, such as meals, hotels and invitations to arts and sporting events, can be bribes. Under the FCPA, they will be considered a bribe when they are given or received with the intention of improperly influencing business decisions.

Applicable Local Laws

Actions that violate the FCPA may also violate the laws of the foreign countries in which the Company does business, including, for example, the UK Bribery Act 2010. Violation of any of these laws can result in severe criminal or civil penalties for the Company and for the individuals involved, including imprisonment. Employees are prohibited from violating applicable local anti-bribery laws and regulations.

Responsibilities

The CCO is responsible for developing and implementing this policy, including conducting periodic training programs that are reasonably designed to familiarize SAM Employees this policy and applicable anti-bribery laws. The CCO is also responsible for (a) reviewing compliance with the anti-bribery provisions of the FCPA as part of its regular internal audits, (b) reviewing SAM accounts to ensure SAM's gifts and entertainment policies, political contributions policy and related expense documentation policies are being followed by Employees, and (c) developing and implementing corrective actions where appropriate.

Each Employee is required to (a) familiarize themselves and comply with this policy, (b) seek advance approval or other guidance from the CCO or CO as necessary or advisable to understand their responsibilities under applicable laws and regulations and SAM policies and (c) notify the CCO immediately if he, she or it becomes aware of a violation of this policy.

U.S. Political Contributions and Public Office

SAM has adopted the following policies with respect to political contributions and public office:

•Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value contributed by SAM, Employees and their Immediate Family Members are not to exceed the legally imposed maximum per candidate per election;

•Contributions by SAM and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence Clients to SAM must be approved by Compliance;

•No Employee is permitted to make any soft money contributions without the approval of Compliance; and

•No Employee can hold a public office if it in any way conflicts with SAM's business without the approval of Compliance

•Subject to the foregoing, SAM Employees requires pre-approval of political contributions at the U.S. national, state and local level as well as contributions of Immediate Family Members on PTCC. If PTCC is unavailable, Employees should contact Compliance directly concerning approval of any political contributions.